UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2019

Nexstar Media Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50478	23-3083125
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	NXST	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into Material Definitive Agreement.

Nexstar Media Group, Inc. (the “Company”) announced on June 19, 2019 that its indirect wholly owned subsidiary, Nexstar Escrow, Inc. (the “Escrow Issuer”), entered into a purchase agreement, dated June 19, 2019, with respect to the sale by the Escrow Issuer of $1,120,000,000 aggregate principal amount of 5.625% senior notes due 2027 at an issue price of 100.000% (the “notes”) in a private offering. The Escrow Issuer, which was created solely to issue the notes, will deposit the gross proceeds of the offering into a segregated escrow account until the date that certain escrow release conditions are satisfied. Prior to the consummation of the Merger (as defined herein), the notes will be secured by a first-priority security interest in the escrow account and all deposits and investment property therein.

Among other things, the escrow release conditions include the consummation of the closing of the merger (the “Merger”) of the Company and Tribune Media Company (“Tribune”) pursuant to an Agreement and Plan of Merger, dated as of November 30, 2018 (the “Merger Agreement”), and the assumption by Nexstar Broadcasting, Inc. (“NBI”) of all of the obligations of the Escrow Issuer under the notes. Upon the release of the proceeds of the notes from escrow (the “Escrow Release Date”), the notes will be guaranteed by the Company, Mission Broadcasting, Inc. (“Mission”) and certain of NBI’s and Mission’s future restricted subsidiaries on a senior unsecured basis. If the Merger is not consummated on or prior to November 30, 2019, with an automatic extension to February 29, 2020 if necessary to obtain regulatory approval under circumstances specified in the Merger Agreement, the notes will be redeemed by a special mandatory redemption. The special mandatory redemption price will be equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest, if any, from the issue date of the notes, up to, but not including, the date of such special mandatory redemption.

The purchase agreement contains customary representations, warranties and agreements by the Escrow Issuer, and, upon the entry into a joinder agreement to the purchase agreement on the Escrow Release Date (as defined in the purchase agreement), by the Company, NBI, Mission and Tribune. In addition, the Escrow Issuer, and, upon the entry into a joinder agreement to the purchase agreement on the Escrow Release Date, the Company, NBI, Mission and Tribune have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the initial purchasers may be required to make in respect of those liabilities. Furthermore, the Escrow Issuer, and, upon the entry into a joinder agreement to the purchase agreement on the Escrow Release Date, the Company, NBI, Mission and Tribune have agreed with the initial purchasers not to offer or sell any debt securities issued by the Escrow Issuer for a period of 30 days after the Escrow Release Date without the prior written consent of the representative of the initial purchasers except as contemplated by the Merger Agreement. Subject to customary closing conditions, the sale of the notes is expected to close on or about July 3, 2019.

The Company intends to use the net proceeds from the proposed offering, together with borrowings under future secured indebtedness, to fund its proposed acquisition of Tribune, to partially fund the repayment of all of Tribune’s existing indebtedness, to pay other fees and expenses related to the Merger and the related refinancing and for general corporate purposes.

The notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes will be made only by means of a private offering memorandum. The notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the purchase agreement, a copy of which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On June 19, 2019, the Company issued a press release announcing the pricing of the notes. A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Purchase Agreement, by and among Nexstar Escrow, Inc. and BofA Securities, Inc., acting on behalf of itself and the several initial purchasers named in Schedule I-A thereto, dated June 19, 2019.

99.1	Press Release of Nexstar Media Group, Inc., dated June 19, 2019, relating to the pricing of Nexstar Escrow, Inc.’s 5.625% Senior Notes due 2027.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2019	NEXSTAR MEDIA GROUP, INC.

	By:	/s/ Thomas E. Carter
Thomas E. Carter
Chief Financial Officer
(Principal Financial Officer)

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